NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Supervisory Agreement

     Grandview, Missouri (May 3, 2010) - NASB Financial, Inc. (the "Company") (NASDAQ: NASB) announced today that its subsidiary institution, North American Savings Bank (the "Bank") has agreed to the terms of a Supervisory Agreement with the Office of Thrift Supervision ("OTS"), the Bank's primary federal regulator. The agreement is a result of a regulatory examination conducted by the OTS in January 2010.

The agreement requires, among other things, that the Bank revise its policies regarding internal asset review, obtain an independent assessment of its allowance for loan and lease losses methodology and conduct an independent third-party review of a portion of its commercial and construction loan portfolios.

The agreement also directs the Bank to provide a plan to reduce its classified assets and its reliance on brokered deposits, and restricts the payment of dividends or other capital distributions by the Bank or the Company during the period of the agreement. The agreement did not direct the Bank to raise capital, make management or board changes, revise any loan policies or restrict lending growth.

The Bank received written communication from OTS that, notwithstanding the existence of the Supervisory Agreement, the Bank will not be deemed to be in "troubled condition." "This agreement is not expected to have any impact on the day-to-day operations of the Bank or our relationship with customers or our employees," said Keith Cox, North American Savings Bank's President. "The bank's capital ratios are significantly above regulatory minimums and senior management is actively addressing the issues outlined in the agreement." The Bank's core and total risk-based capital levels at March 31, 2010, were 11.5 percent and 14.9 percent, respectively. Under regulatory guidelines required by the OTS, a typical thrift is considered "well capitalized" if its core and total risk-based capital ratios exceed
5.0 percent and 10.0 percent, respectively.

"Like many financial institutions throughout the country, North
American continues to manage through a challenging real estate environment," said David Hancock, chairman and CEO. "These challenges have certainly been considerable. However, our continued strong core earnings and capital levels provide us the tools to successfully manage our way to more robust economic times."

The Bank will continue to serve its customers in all areas, and all customer deposits remain fully insured to the highest limits set by the FDIC.